Exhibit 99.1

For Immediate Release
January 25, 2007
Listed: TSX, NYSE	Symbol: POT
Record Quarter Caps PotashCorp’s Third Consecutive Year of Record Earnings
Saskatoon, Saskatchewan — Record potash volumes, supported by strong sales in phosphate and nitrogen, lifted Potash Corporation of Saskatchewan Inc. (PotashCorp) to the best quarter in company history, with fourth-quarter earnings of $1.74 per share1 ($186.0 million), a 59-percent increase over the $1.09 ($117.1 million) earned in the same period last year. This raised our 2006 earnings to an all-time high of $5.95 per share ($631.8 million) from $4.89 per share ($542.9 million) in 2005, our third straight year of record earnings. PotashCorp’s fourth-quarter performance was enhanced by a weaker Canadian dollar, which resulted in a non-cash translation gain of $0.09 per share. In addition, we realized tax refund and related interest benefits of $0.15 per share for the quarter. These were partially offset by higher stock price appreciation-related incentive plan accruals of $0.07 per share.
Record fourth-quarter gross margin of $299.3 million improved on the $242.2 million in the same period last year, due primarily to record fourth-quarter potash shipments in both North American and offshore markets. We achieved total 2006 gross margin of $1.0 billion, down only slightly from $1.1 billion in 2005 even though potash shipments to major offshore markets were severely constrained by extended price negotiations for the first seven months of 2006. Fourth-quarter cash flow prior to working capital changes2 grew to $265.6 million, up 37 percent from $193.2 million in the same period last year, and raised the 2006 total to a record $940.8 million, compared to $860.3 million in 2005.
Strong operating results were augmented by solid contributions from our investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile, which together generated $15.4 million of other income during the quarter. These companies, along with our investments in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, contributed $75.5 million for the full year, a 23-percent increase over 2005. The total market value of these publicly traded companies now equates to over $26 per PotashCorp share and exceeds their book value by more than $1.7 billion, or 156 percent.
“Our fourth-quarter performance demonstrated that patience and perseverance are rewarded,” said PotashCorp President and Chief Executive Officer Bill Doyle. “By committing to and executing long-term strategies designed to deliver growth with reduced volatility, we put ourselves in position to utilize our assets when they are most valuable and climbed to new heights with all three nutrients as the year closed.”
Market Conditions
Market fundamentals for potash, nitrogen and phosphate fertilizers have improved. Rising global demand for crops needed for food, animal feed and biofuels and a record-low wheat and coarse grain stocks-to-use ratio are driving growth in the agricultural sector and, with it, sales of all three nutrients. Strong potash shipments to major offshore customers continued as many countries began the lengthy process of refilling the pipeline depleted during negotiations in 2006. North American potash inventories were 7 percent below the five-year average by the end of the quarter.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK   CANADA   S7K 7G3   PHONE (306) 933-8520   FAX (306) 933-8844

Despite a slow start to the fall fertilizer season in North America, demand for solid phosphate fertilizers, as well as ammonia and urea, was high in the western corn belt and central plains regions of the United States during the fourth quarter. As a result, North American inventories for solid fertilizers were tight, with DAP, MAP and urea being 33 percent, 35 percent and 29 percent below the five-year averages, respectively. These tight fundamentals pushed urea prices to record levels, even as US natural gas prices moderated, and phosphate prices began to rise.
Potash
Potash gross margin of $183.9 million — a fourth-quarter record and the second-best quarter in company history — was 31 percent above the $140.3 million in the same period last year. Total potash gross margin for the year reached $561.1 million, PotashCorp’s second-highest, falling short of the $707.4 million of 2005 due to the extended offshore price negotiations. Gross margin as a percentage of net sales rebounded to 57 percent during the quarter, up from 53 percent in the two trailing quarters and 47 percent in the first quarter.
Compared to the trailing quarter, our fourth-quarter realized prices for offshore and North American sales were up 6 percent and 3 percent, respectively. This was helped by increased volumes flowing to China through Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, at the higher 2006 price, while our North American price increase announced for October 1, 2006 began to be realized in November.
PotashCorp’s total potash sales volumes reached a fourth-quarter record of 2.2 million tonnes. Offshore volumes grew to 1.3 million tonnes from 1.1 million tonnes quarter over quarter, raising offshore volumes for 2006 to 4.4 million tonnes, 12 percent below 2005. Canpotex — to which PotashCorp is the largest supplier, providing 55.8 percent of Canpotex supply — shipped 2.0 million tonnes during the fourth quarter, up from 1.8 million tonnes in the same quarter last year as quarter-over-quarter shipments to China and India rose 41 percent and 4 percent, respectively. For the year, Canpotex shipments to China and India totaled 2.0 million tonnes, down 40 percent from 2005, while Indonesia, Malaysia, Philippines, Taiwan, Thailand and Vietnam together took 1.9 million tonnes, an increase of 16 percent. Brazil, our largest offshore customer in 2006, took 30 percent more potash quarter over quarter although, at approximately 1.0 million tonnes, its annual volumes from Canpotex were down 4 percent. In North America, strong fall application and some dealer restocking drove up quarter-over-quarter volumes by 58 percent to 0.85 million tonnes. For the year, North American volumes declined 11 percent to 2.8 million tonnes. In total, we sold 7.2 million tonnes of potash in 2006, compared to 8.2 million tonnes in 2005.
In response to increased demand in the latter part of the year, PotashCorp produced a record 2.4 million tonnes during the fourth quarter, raising 2006 production to 7.0 million tonnes, down from 8.8 million tonnes in 2005. In keeping with our strategy of matching production to market demand, we took 66 shutdown weeks during 2006, including 63 weeks during the first three quarters, which increased our cost of goods sold. Compared to the fourth quarter of last year, potash production costs were higher due to the strengthening of the average Canadian dollar exchange rate and rising prices for petroleum-based supplies and repair services, offset by lower natural gas costs.
For the quarter, provincial mining and other taxes rose to 14 percent of gross margin, up from 8 percent in the third quarter as a result of higher volumes and prices.

Nitrogen
Nitrogen gross margin of $82.1 million was a fourth-quarter record and the third highest in our history, 10 percent greater than the $74.3 million in gross margin in the same quarter of 2005. For the year, nitrogen gross margin of $315.6 million almost matched the record $318.7 million of 2005, as excellent market conditions continued. Our Trinidad operation, which enjoys lower-cost, long-term natural gas contracts, contributed $48.1 million of gross margin for the quarter and $182.5 million for the year, representing 59 percent and 58 percent of segment gross margin on a quarterly and annual basis, respectively. US nitrogen operations generated $16.4 million in gross margin in the quarter and $59.6 million for the year. Our natural gas hedging program resulted in a $17.6-million gain for the quarter, raising the total 2006 hedging gain to $73.5 million.
Realized prices for ammonia and urea declined 20 percent and 17 percent, respectively, from the peaks reached in the fourth quarter of 2005 when the aftermath of Hurricane Katrina was still affecting natural gas and, therefore, nitrogen pricing. For the year, ammonia prices were flat, while urea prices were down 5 percent.
Fourth-quarter nitrogen production was up 8 percent following the first-half completion of debottlenecking projects in Trinidad, enabling a 10-percent increase in ammonia sales volumes in the quarter. Industrial volumes were up 8 percent from last year’s fourth quarter and represented 68 percent of total nitrogen sales, while fertilizer tonnes were down 13 percent from the same quarter of 2005. Urea volumes were up 9 percent quarter over quarter because of strong industrial sales, but were down 9 percent for the year due to lower fertilizer demand and downtime at our Lima, OH nitrogen facility.
Our record fourth-quarter results were achieved as our US gas costs, excluding our hedge, dropped 47 percent quarter over quarter to $6.84 per MMBtu. With the hedge and Trinidad, our total average gas cost was $3.70 per MMBtu for the quarter and $3.83 per MMBtu for the year, 36 percent and 14 percent lower than our fourth-quarter and annual gas costs, respectively, in 2005.
Phosphate
Phosphate gross margin grew to $33.3 million from $27.6 million in the fourth quarter of 2005, achieving a level it had previously reached only once since 1999. Specialty products remained the foundation of our phosphate business, with industrial products contributing $8.3 million in gross margin and feed supplements $13.8 million. Liquid fertilizers again performed well, generating $12.3 million in the quarter. The segment was negatively impacted by $7.5 million of environmental accruals, mainly related to Geismar water treatment and White Springs mine reclamation costs. For the year, phosphate gross margin increased 27 percent to $125.3 million.
Feed prices rose 12 percent quarter over quarter, while industrial and liquid prices were up slightly. Stronger competitive pressures resulted in fourth-quarter prices for solid phosphate fertilizers falling 5 percent from the same period last year. On a year-over-year basis, feed and industrial prices were up 19 percent and 6 percent, respectively, due to a tighter supply/demand balance. Liquid and solid fertilizer prices were 6 percent and 5 percent higher, respectively, and were primarily influenced by input costs.
Feed phosphate volumes were down 6 percent quarter over quarter and 9 percent year over year as we produced less due to higher competitive pressures in North America. Liquid fertilizer volumes were up 28 percent from last year’s fourth quarter and 9 percent for the year driven by strong offshore sales, mainly to India. Solid fertilizer volumes were up 26 percent over the same quarter last year, with North American sales growing by 7 percent and offshore sales by 61 percent.

Financial
PotashCorp benefited from $17.4 million in additional refunds of income tax and related interest in the fourth quarter due to the Canadian appeal court decision in the case of a uranium producer. Of this total, $11.7 million of tax refund reduced our recorded income tax rate for the quarter to approximately 25 percent. For the year, cash tax and interest refunds of $34.1 million and $9.8 million, respectively, plus a $44.8-million reduction in our future tax liability due to lower federal and provincial corporate income tax rates, reduced our consolidated recorded income tax rate to 20 percent.
The weakening of the Canadian dollar from the $1.1153 quarter-opening spot rate to $1.1653 at the close resulted in a foreign-currency gain of $13.6 million, which was primarily non-cash. Selling and administrative expenses for the quarter were $15.3 million higher than in the same quarter last year, due primarily to higher incentive plan accruals as a result of the substantial upward movement in share price quarter over quarter.
We spent $123.7 million in the quarter for capital expenditures on property, plant and equipment, half of it for continuing work to bring back idled potash capacity at Allan and Lanigan. Total capital expenditures for 2006 were $508.6 million including capitalized interest, exceeding the $382.7 million in 2005, with roughly half related to potash projects along with expenditures to increase capacity at our Trinidad and Aurora facilities. We invested an additional $235 million in the quarter to increase our equity investment in SQM from 25 percent to approximately 32 percent. As well, in November we issued $500 million in 30-year notes in the United States, primarily to fund the maturation of our $400 million notes in June 2007.
Outlook
Tight global grain inventories that in the past were typically associated with short-term supply shocks are now a product of a long-term expansion in demand. Rising populations and economic growth in Asia and Latin America have created a significant and lasting need for crop commodities to feed people and animals. In addition, the increasing production of biofuels requires large volumes of a number of key crops. We believe this is underpinning rapidly rising prices for crop commodities and creating an optimistic outlook for the world’s farming community.
The US Department of Agriculture has reduced 2006 corn production estimates by over 5 percent since the beginning of the corn crop year, while US ethanol production is expected to consume over 3 billion bushels by 2008. As a result, prices have risen dramatically and 2007 plantings of corn, which uses more fertilizer than any other US crop, are expected to increase by 8-10 million acres over 2006. Near-record wheat prices have also boosted the area planted to winter wheat. The net effect is expected to be a substantial reduction in the US soybean acreage and elevated soybean prices. These factors, along with the need to replenish soil nutrients after two consecutive years of reduced application rates because of high input costs and low crop prices, could drive up US demand for all nutrients this fertilizer year. We believe a return to normal application levels, adjusted for the anticipated increase in corn acreage, could see US nitrogen demand grow by 10-15 percent over the previous fertilizer year, while potash and phosphate demand could rise between 20 percent and 25 percent.
Offshore markets such as China, India and several Southeast Asian countries are recognizing the growing likelihood that they will require increased imports of grains and oilseeds to satisfy their food and fuel needs at a time of record commodity prices. This should motivate them to maximize internal crop production by increasing fertilizer purchases. This is especially true of potash, which historically has been significantly under-applied.

Industry consultants expect global potash demand to grow by 10 percent in 2007. This forecast does not include a strong rebound in Brazil, which becomes more likely as soybean prices rise. Increased consumption combined with the loss of a Russian competitor’s mine due to flooding in October 2006 is putting pressure on supply/demand fundamentals, which could reach their tightest point by mid-2007.
This is leading to higher potash prices. Our $11-per-tonne increase in North America was implemented on January 1, 2007. Canpotex has announced a $25-per-tonne increase for Brazil effective February 1 and a $10 increase in Southeast Asian markets in early 2007.
These same conditions are expected to create significant growth in world nitrogen demand in 2007, particularly in the US, China and India. Rising global natural gas prices are underpinning higher nitrogen prices and, combined with elevated ocean transportation costs, should continue to reduce competitive pressures in North America. In addition, substantially higher capital costs to build new supply in low-cost gas regions are causing the delay or cancellation of announced greenfield nitrogen projects, improving the longer-term nitrogen outlook. These factors have created a disconnect between US gas costs and nitrogen prices that increases our margin potential.
For 2007, we anticipate nitrogen gross margin will be similar to that achieved in 2006. Our total North American 10-year natural gas hedge position is currently valued at $140 million. At current gas prices, we expect to recognize roughly $50 million of hedging gains through 2007 as product related to the natural gas being hedged is sold.
Steady demand in liquids, industrial and feed products should drive phosphate in 2007. Low solid fertilizer inventories have created a positive pricing environment as we enter the expected strong US spring fertilizer season.
The rising demand for all three nutrients is bringing logistics to the forefront in North America, as the distribution system will be challenged and customers cannot rely on just-in-time delivery. With the US rail industry starting to raise rates, transportation is becoming more expensive.
PotashCorp’s 2007 current planned capital expenditures should approximate $400 million, of which $175 million will relate to sustaining capital. Significant funds continue to be spent on bringing back idled capacity at Lanigan, while work on compaction capacity is expected to wrap up at Allan in the first quarter. Depreciation and amortization expense is expected to be about 9 percent higher than 2006 levels, due to our newly completed capital projects at Allan, Trinidad and our purified acid plant at Aurora. Our consolidated effective marginal tax rate is expected to be 30 percent in 2007, with the current/future split expected to be 75/25 subject to sources of income. Provincial mining and other taxes are forecast to approximate 17 percent of total potash gross margin in the year. Other income and total selling and administrative expenses are forecast to remain consistent with 2006 levels.
In this environment, PotashCorp is expecting first-quarter net income per share to be in the range of $1.50-$2.00, based on a $1.14 Canadian dollar. Net income for the full year is expected to be in the range of $6.25-$7.25 per share. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign-exchange line by approximately $3.0 million, or $0.02 per share on an after-tax basis, which is primarily a non-cash item.

Conclusion
“The outlook for PotashCorp over the next few years is very exciting,” said Doyle. “The fertilizer demand growth we see today should escalate along with the long-term global need for more food, fuel and fiber. This will allow our company to draw upon the full depth of our resources and deliver even greater value for our shareholders.”
Notes:
1.  All references to per-share amounts pertain to diluted net income per share.
2.  See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes. Additional risks and uncertainties can be found in our 2005 annual report to shareholders and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.
For further information, please contact:
Tim Herrod
Manager, Investor Relations
Phone:	(306) 933-8543
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 25, 2007, at 1:00 p.m. Eastern Time.
To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time.
Use reservation ID #21213524.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$325.7	$93.9
Accounts receivable	442.3	453.3
Inventories	501.3	522.5
Prepaid expenses and other current assets	40.9	41.1

	1,310.2	1,110.8

Property, plant and equipment	3,525.8	3,262.8
Other assets (Note 2)	1,254.7	852.8
Intangible assets	29.3	34.5
Goodwill	97.0	97.0

	$6,217.0	$5,357.9

Liabilities
Current liabilities
Short-term debt	$157.9	$252.2
Accounts payable and accrued charges	545.2	842.7
Current portion of long-term debt	400.4	1.2

	1,103.5	1,096.1

Long-term debt (Note 3)	1,357.1	1,257.6
Future income tax liability	632.1	543.3
Accrued pension and other post-retirement benefits	219.6	213.9
Accrued environmental costs and asset retirement obligations	110.3	97.3
Other non-current liabilities and deferred credits	14.1	17.2

	3,436.7	3,225.4

Shareholders’ Equity
Share capital	1,431.6	1,379.3
Unlimited authorization of common shares without par value; issued and outstanding 104,801,049 and 103,593,792 at December 31, 2006 and December 31, 2005, respectively
Contributed surplus	62.3	36.3
Retained earnings	1,286.4	716.9

	2,780.3	2,132.5

	$6,217.0	$5,357.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Sales (Note 6)	$1,022.9	$930.5	$3,766.7	$3,847.2
Less: Freight	73.0	55.2	255.8	249.7
Transportation and distribution	29.5	31.1	134.1	121.9
Cost of goods sold	621.1	602.0	2,374.8	2,350.6

Gross Margin	299.3	242.2	1,002.0	1,125.0

Selling and administrative	43.8	28.5	158.4	144.5
Provincial mining and other taxes	25.3	25.8	66.5	137.2
Foreign exchange (gain) loss	(13.6)	0.1	(4.4)	12.5
Other income (Note 9)	(21.7)	(7.5)	(94.0)	(61.8)

	33.8	46.9	126.5	232.4

Operating Income	265.5	195.3	875.5	892.6
Interest Expense	16.5	20.6	85.6	82.3

Income Before Income Taxes	249.0	174.7	789.9	810.3
Income Taxes (Note 4)	63.0	57.6	158.1	267.4

Net Income	$186.0	$117.1	631.8	542.9

Retained Earnings, Beginning of Year			716.9	701.5
Repurchase of Common Shares			—	(462.5)
Dividends			(62.3)	(65.0)

Retained Earnings, End of Year			$1,286.4	$716.9

Net Income Per Share (Note 5)
Basic	$1.78	$1.11	$6.08	$5.00
Diluted	$1.74	$1.09	$5.95	$4.89

Dividends Per Share	$0.15	$0.15	$0.60	$0.60

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Operating Activities
Net income	$186.0	$117.1	$631.8	$542.9

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	61.0	61.4	242.4	242.4
Stock-based compensation	2.7	1.8	29.5	27.5
(Gain) loss on disposal of long-term assets	(4.7)	6.1	(8.6)	11.8
Provision for plant shutdowns — phosphate segment	—	—	6.3	—
Foreign exchange on future income tax	(11.6)	(1.1)	0.5	8.9
Provision for future income tax	46.1	19.1	50.0	40.1
Undistributed earnings of equity investees	(15.4)	(8.8)	(24.5)	(33.5)
Other long-term liabilities	1.5	(2.4)	13.4	20.2

Subtotal of adjustments	79.6	76.1	309.0	317.4

Changes in non-cash operating working capital
Accounts receivable	12.1	(36.8)	11.0	(107.6)
Inventories	(7.9)	(86.0)	13.9	(119.9)
Prepaid expenses and other current assets	23.5	8.4	0.2	(5.8)
Accounts payable and accrued charges	49.9	11.8	(269.1)	238.1

Subtotal of changes in non-cash operating working capital	77.6	(102.6)	(244.0)	4.8

Cash provided by operating activities	343.2	90.6	696.8	865.1

Investing Activities
Additions to property, plant and equipment	(123.7)	(136.3)	(508.6)	(382.7)
Purchase of long-term investments	(222.5)	—	(352.5)	(190.9)
Proceeds from disposal of property, plant and equipment and long-term investments	12.0	1.3	22.0	12.4
Other assets and intangible assets	(2.9)	(1.8)	(0.6)	5.9

Cash used in investing activities	(337.1)	(136.8)	(839.7)	(555.3)

Cash before financing activities	6.1	(46.2)	(142.9)	309.8

Financing Activities
Proceeds from (repayment of) long-term debt obligations	495.9	(9.2)	494.9	(10.1)
Issue costs of long-term debt obligations	(12.3)	—	(12.3)	—
(Repayment of) proceeds from short-term debt obligations	(372.1)	157.5	(94.3)	158.7
Dividends	(15.2)	(16.0)	(60.9)	(65.4)
Repurchase of common shares	—	(321.0)	—	(851.9)
Issuance of common shares	31.9	0.8	47.3	93.9

Cash provided by (used in) financing activities	128.2	(187.9)	374.7	(674.8)

Increase (Decrease) in Cash and Cash Equivalents	134.3	(234.1)	231.8	(365.0)
Cash and Cash Equivalents, Beginning of Period	191.4	328.0	93.9	458.9

Cash and Cash Equivalents, End of Period	$325.7	$93.9	$325.7	$93.9

Supplemental cash flow disclosure
Interest paid	$32.3	$31.5	$106.8	$86.3
Income taxes (recovered) paid	$(16.4)	$15.2	$226.8	$141.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2005 annual consolidated financial statements, except as described below.
These condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2005 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.
Implicit Variable Interests
In January 2006, the company adopted Emerging Issues Committee Abstract No. 157, “Implicit Variable Interests Under AcG-15” (“EIC-157”). This EIC addresses whether a company has an implicit variable interest in a variable interest entity (“VIE”) or potential VIE when specific conditions exist. An implicit variable interest acts the same as an explicit variable interest except that it involves the absorbing and/or receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. The implementation of EIC-157 did not have a material impact on the company’s consolidated financial statements.
Conditional Asset Retirement Obligations
In April 2006, the company adopted Emerging Issues Committee Abstract No. 159, “Conditional Asset Retirement Obligations” (“EIC-159”). This EIC clarifies the accounting treatment for a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under this EIC, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The implementation of this EIC did not have a material impact on the company’s consolidated financial statements.
2.     Other Assets
In February 2006, the company acquired an additional 10.01-percent interest in the ordinary shares of Sinofert Holdings Limited (“Sinofert”) for $126.3. The purchase price was financed by short-term debt. The additional investment increased the company’s interest in Sinofert to 20 percent.
In April 2006, the company purchased an additional 220,100 shares of Arab Potash Company Ltd. (“APC”) for $3.7. The company’s ownership interest in APC remains at approximately 28 percent.
In October and December 2006, the company acquired an additional 17,450,015 Class B shares of Sociedad Quimica y Minera de Chile S.A. (“SQM”) for $235.0. The additional investment increased the company’s interest in SQM to approximately 32 percent.
3.     Long-term Debt
On November 29, 2006, the company issued 30-year notes payable under US shelf registration statements in the principal amount of $500.0, bearing interest at a rate of 5.875%.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.     Income Taxes
The company’s consolidated recorded income tax rate for the three months ended December 31, 2006 was approximately 25 percent (2005 — 33 percent) and for the twelve months ended December 31, 2006 was approximately 20 percent (2005 — 33 percent). The reduction in the consolidated recorded income tax rates was due to the following:
•	During the three months ended June 30, 2006, the company reduced its consolidated effective income tax rate from 33 percent to 30 percent for the 2006 year. The impact of this change on prior periods, as applicable, was reflected during that quarter. The change was primarily attributable to two factors. First, during the three months ended June 30, 2006, the Province of Saskatchewan enacted changes to the corporation income tax. The corporate income tax rate will be reduced from 17 percent to 12 percent over the next three years, with a 3 percentage point reduction (to 14 percent) effective July 1, 2006 and further 1 percentage point reductions on July 1, 2007 and July 1, 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006. Second, during the three months ended June 30, 2006, the company revised its estimated allocation of annual income before income taxes by jurisdiction.

•	During the three months ended June 30, 2006, the Government of Canada enacted changes to the federal corporation income tax and the corporate surtax. The federal corporate income tax rate will be reduced from 21 percent to 19 percent over the next four years, with a 0.5 percentage point reduction effective January 1, 2008 and January 1, 2009, and a further 1 percentage point reduction on January 1, 2010. The federal corporate surtax will be reduced from 1.12 percent to nil in 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006.

•	Income tax refunds totaling $34.1 were recorded relating to a recent Canadian appeal court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge. Refunds of $12.3 were recognized during the three months ended March 31, 2006, a refund of $3.5 was recognized during the three months ended June 30, 2006, a refund of $6.6 was recognized during the three months ended September 30, 2006, and refunds of $11.7 were recognized during the three months ended December 31, 2006 (refunds were for taxation years 1999 through 2005).
5.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2006 of 104,490,000 (2005 — 105,438,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the year ended December 31, 2006 of 103,960,000 (2005 — 108,568,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2006 was 107,028,000 (2005 — 107,601,000) and for the year ended December 31, 2006 was 106,230,000 (2005 — 111,078,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.     Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$371.0	$317.2	$334.7	$—	$1,022.9
Freight	39.1	8.7	25.2	—	73.0
Transportation and distribution	9.9	11.9	7.7	—	29.5
Net sales — third party	322.0	296.6	301.8	—
Cost of goods sold	138.1	214.5	268.5	—	621.1
Gross margin	183.9	82.1	33.3	—	299.3
Depreciation and amortization	15.1	19.8	24.1	2.0	61.0
Inter-segment sales	0.7	26.6	1.7	—	—

	Three Months Ended December 31, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$274.0	$366.9	$289.6	$—	$930.5
Freight	24.4	10.9	19.9	—	55.2
Transportation and distribution	7.4	13.0	10.7	—	31.1
Net sales — third party	242.2	343.0	259.0	—
Cost of goods sold	101.9	268.7	231.4	—	602.0
Gross margin	140.3	74.3	27.6	—	242.2
Depreciation and amortization	13.5	19.5	25.5	2.9	61.4
Inter-segment sales	0.9	26.0	2.6	—	—

	Twelve Months Ended December 31, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,227.5	$1,284.1	$1,255.1	$—	$3,766.7
Freight	130.5	36.8	88.5	—	255.8
Transportation and distribution	38.8	52.2	43.1	—	134.1
Net sales — third party	1,058.2	1,195.1	1,123.5	—
Cost of goods sold	497.1	879.5	998.2	—	2,374.8
Gross margin	561.1	315.6	125.3	—	1,002.0
Depreciation and amortization	58.3	77.6	94.6	11.9	242.4
Inter-segment sales	5.7	112.4	7.2	—	—

	Twelve Months Ended December 31, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,341.1	$1,368.8	$1,137.3	$—	$3,847.2
Freight	129.7	39.9	80.1	—	249.7
Transportation and distribution	34.5	49.5	37.9	—	121.9
Net sales — third party	1,176.9	1,279.4	1,019.3	—
Cost of goods sold	469.5	960.7	920.4	—	2,350.6
Gross margin	707.4	318.7	98.9	—	1,125.0
Depreciation and amortization	64.5	72.0	95.6	10.3	242.4
Inter-segment sales	5.8	100.7	14.0	—	—
Provision for Plant Shutdowns — Phosphate Segment
In July 2006, the company indefinitely suspended production of superphosphoric acid and ammonium polyphosphate products at its Geismar, Louisiana location due to higher input costs and lower product margins for those products at that location, compared to the company’s other facilities. No employee positions were terminated. The plants have not been re-started since that time and company management has determined that there are no immediate intentions of re-starting the plants.
In connection with the shutdowns, management determined that the carrying amounts of the long-lived assets related to the production facilities were not fully recoverable, and an impairment loss of $6.3, equal to the amount by which the carrying amount of the asset groups exceeded their respective fair values, was recognized. Fair values were determined based on an estimate of future cash flows resulting from the use of the assets and their eventual disposition. All of the impairment charge related to property, plant and equipment and is included in cost of goods sold.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.     Stock-Based Compensation
On May 4, 2006, the company’s shareholders approved the 2006 Performance Option Plan under which the company may, after February 27, 2006 and before January 1, 2007, issue options to acquire up to 1,400,000 common shares. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of December 31, 2006, options to purchase a total of 894,900 common shares have been granted under the plan. The weighted average fair value of options granted was $38.53 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.60
Expected volatility	30%
Risk-free interest rate	4.90%
Expected life of options	6.5 years
8.     Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Service cost	$3.4	$3.4	$14.2	$13.8
Interest cost	8.2	7.7	33.5	31.1
Expected return on plan assets	(9.3)	(9.1)	(38.2)	(37.0)
Change in valuation allowance	2.0	2.4	2.0	2.4
Net amortization	2.6	2.4	11.2	7.3

Net expense	$6.9	$6.8	$22.7	$17.6

Other Post-Retirement Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Service cost	$1.2	$1.5	$4.7	$5.7
Interest cost	3.1	3.4	12.4	13.3
Net amortization	(0.1)	0.3	(0.4)	1.5

Net expense	$4.2	$5.2	$16.7	$20.5

For the three months ended December 31, 2006, the company contributed $5.2 to its defined benefit pension plans, $2.9 to its defined contribution pension plans and $2.1 to its other post-retirement plans. Contributions for the twelve months ended December 31, 2006 were $24.9 to defined benefit pension plans, $15.0 to defined contribution pension plans and $8.8 to other post-retirement plans.
9.     Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Share of earnings of equity investees	$15.4	$8.8	$54.4	$52.1
Dividend income	—	—	21.1	9.2
Other	6.3	(1.3)	18.5	0.5

	$21.7	$7.5	$94.0	$61.8

10.     Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Potash Operating Data
Production (KCl Tonnes — thousands)	2,392	2,358	7,018	8,816
Shutdown weeks	3.0	6.1	65.9	24.0
Sales (tonnes — thousands)
North America	846	536	2,785	3,144
Offshore	1,318	1,116	4,411	5,020

	2,164	1,652	7,196	8,164

Potash Net Sales
(US $ millions)
Sales	$371.0	$274.0	$1,227.5	$1,341.1
Less: Freight	39.1	24.4	130.5	129.7
Transportation and distribution	9.9	7.4	38.8	34.5

Net Sales	$322.0	$242.2	$1,058.2	$1,176.9

North America	$140.6	$90.4	$470.5	$495.6
Offshore	177.4	147.6	576.0	668.3

Potash Subtotal	318.0	238.0	1,046.5	1,163.9
Miscellaneous products	4.0	4.2	11.7	13.0

	$322.0	$242.2	$1,058.2	$1,176.9

Potash Average Price per MT
North America	$166.26	$168.75	$168.95	$157.64
Offshore	$134.52	$132.20	$130.56	$133.13

	$146.92	$144.06	$145.42	$142.56

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Nitrogen Operating Data
Production (N Tonnes — thousands)	709	654	2,579	2,600
Average Natural Gas Cost per MMBtu	$3.70	$5.81	$3.83	$4.46
Sales (tonnes — thousands)
Manufactured Product
Ammonia	451	409	1,695	1,672
Urea	300	275	1,199	1,321
Nitrogen solutions/Nitric acid/Ammonium nitrate	428	480	1,781	1,850

Manufactured Product	1,179	1,164	4,675	4,843
Purchased Product	56	63	145	377

	1,235	1,227	4,820	5,220

Fertilizer sales tonnes	391	447	1,524	1,978
Industrial/Feed sales tonnes	844	780	3,296	3,242

	1,235	1,227	4,820	5,220

Nitrogen Net Sales
(US $ millions)
Sales	$317.2	$366.9	$1,284.1	$1,368.8
Less: Freight	8.7	10.9	36.8	39.9
Transportation and distribution	11.9	13.0	52.2	49.5

Net Sales	$296.6	$343.0	$1,195.1	$1,279.4

Manufactured Product
Ammonia	$129.9	$146.9	$499.7	$490.0
Urea	78.1	85.9	317.8	369.5
Nitrogen solutions/Nitric acid/Ammonium nitrate	65.4	80.2	305.4	284.2
Miscellaneous	7.0	6.5	28.5	25.8

Net Sales Manufactured Product	280.4	319.5	1,151.4	1,169.5
Net Sales Purchased Product	16.2	23.5	43.7	109.9

	$296.6	$343.0	$1,195.1	$1,279.4

Fertilizer net sales	$91.9	$126.3	$367.0	$505.3
Industrial/Feed net sales	204.7	216.7	828.1	774.1

	$296.6	$343.0	$1,195.1	$1,279.4

Nitrogen Average Price per MT
Ammonia	$288.14	$359.14	$294.84	$293.05
Urea	$260.14	$312.78	$264.97	$279.63
Nitrogen solutions/Nitric acid/Ammonium nitrate	$152.87	$167.27	$171.45	$153.67

Manufactured Product	$237.86	$274.70	$246.26	$241.49
Purchased Product	$291.22	$370.30	$301.92	$291.28

	$240.26	$279.64	$247.93	$245.09

Fertilizer average price per MT	$235.10	$282.98	$240.78	$255.42
Industrial/Feed average price per MT	$242.65	$277.74	$251.24	$238.78

	$240.26	$279.64	$247.93	$245.09

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	528	460	2,021	2,012
P2O5 Operating Rate	93%	74%	89%	81%
Sales (tonnes — thousands)
Fertilizer — Liquid phosphates	313	244	1,017	931
Fertilizer — Solid phosphates	444	353	1,634	1,516
Feed	196	209	780	860
Industrial	162	159	647	664

	1,115	965	4,078	3,971

Phosphate Net Sales
(US $ millions)
Sales	$334.7	$289.6	$1,255.1	$1,137.3
Less: Freight	25.2	19.9	88.5	80.1
Transportation and distribution	7.7	10.7	43.1	37.9

Net Sales	$301.8	$259.0	$1,123.5	$1,019.3

Fertilizer — Liquid phosphates	$75.0	$57.2	$240.6	$208.2
Fertilizer — Solid phosphates	103.5	86.4	391.6	346.7
Feed	60.2	57.4	239.2	221.0
Industrial	59.6	56.1	239.7	231.2
Miscellaneous	3.5	1.9	12.4	12.2

	$301.8	$259.0	$1,123.5	$1,019.3

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$239.58	$234.82	$236.53	$223.68
Fertilizer — Solid phosphates	$233.24	$244.64	$239.64	$228.60
Feed	$307.75	$274.38	$306.69	$256.96
Industrial	$367.42	$351.95	$370.42	$348.12

	$270.80	$268.32	$275.48	$256.66

Exchange Rate (Cdn$/US$)

	2006	2005

December 31	1.1653	1.1659
Fourth-quarter average conversion rate	1.1270	1.1788

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Net income	$186.0	$117.1	$631.8	$542.9
Income taxes	63.0	57.6	158.1	267.4
Interest expense	16.5	20.6	85.6	82.3
Depreciation and amortization	61.0	61.4	242.4	242.4

EBITDA	$326.5	$256.7	$1,117.9	$1,135.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

Cash flow prior to working capital changes [1]	$265.6	$193.2	$940.8	$860.3

Changes in non-cash operating working capital
Accounts receivable	12.1	(36.8)	11.0	(107.6)
Inventories	(7.9)	(86.0)	13.9	(119.9)
Prepaid expenses and other current assets	23.5	8.4	0.2	(5.8)
Accounts payable and accrued charges	49.9	11.8	(269.1)	238.1

Changes in non-cash operating working capital	77.6	(102.6)	(244.0)	4.8

Cash provided by operating activities	$343.2	$90.6	$696.8	$865.1

Free cash flow [2]	$(83.5)	$55.1	$79.1	$292.6
Additions to property, plant and equipment	123.7	136.3	508.6	382.7
Purchase of long-term investments	222.5	—	352.5	190.9
Other assets and intangible assets	2.9	1.8	0.6	(5.9)
Changes in non-cash operating working capital	77.6	(102.6)	(244.0)	4.8

Cash provided by operating activities	$343.2	$90.6	$696.8	$865.1

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.